EXHIBIT 16.1

March 20, 2014

Securities and Exchange Commission

100 “F” Street, N.E.

Washington, DC 20549-6561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 14, 2014, to be filed by our former client, Royal Energy Resources, Inc. (Commission file number 000-52547). We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Paritz & Company, P.A.